Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is by and between Louis Fienberg (hereinafter referred to as “Employee”) and NUMEREX CORP (“NUMEREX”) in order to reach an amicable termination of their employment relationship and to promote harmonious relations in the future. As used in this Agreement, “NUMEREX” shall include all companies formerly owned by NUMEREX and any and all related companies and/or subsidiaries and/or committees, and their respective present and former directors, officers, fiduciaries, employees, representatives, agents, successors, and assigns, both in their representative and individual capacities.

Employee desires to accept the following agreements, including, without limitation, certain additional consideration from NUMEREX in return for Employee’s general release and non-disclosure agreements set forth below. Employee and NUMEREX desire to settle fully and finally all differences and disputes that might arise, or have arisen, out of Employee’s employment with NUMEREX and Employee’s termination from NUMEREX.

STATEMENT OF TERMS

NOW THEREFORE, for and in consideration of the mutual promises, releases and covenants contained herein, it is agreed as follows:

1.    Termination of Employment. Employee acknowledges, understands and agrees that Employee’s employment with NUMEREX terminates effective October 31, 2015 (the “Separation Date”).

2.    Effective Date. The effective date of this Agreement shall be the latest of the eighth day after Employee signs this Agreement or eight days after the Separation Date (the “Effective Date”). As of the Effective Date, if neither party has revoked this Agreement as provided herein, this Agreement shall be fully effective and enforceable.

3.    Consideration. In full consideration and as a material inducement for Employee’s signing of this Separation Agreement and General Release, the sufficiency of which is hereby acknowledged, NUMEREX offers Employee the following:

(a)	A $125,000 lump sum payment made as part of the following regular payroll (i.e., on or around November 15th, 2015).

(b)	Six monthly payments of $20,833.33 made as part of Numerex’s regular payroll processing with the first payment on or around November 30, 2015 and the last payment on or around April 30, 2016.

(c)	Vesting acceleration of all non-vested Restricted Share Units as of the Separation Date.

(d)	The right to exercise all vested options or stock appreciation rights through July 29, 2016.

The foregoing consideration will be paid (or in the case of the equity, will be vested) as noted above after Employee signs this Agreement. Employee agrees and understands that the consideration described therein is not required by NUMEREX’s policies and procedures or by any contracts between Employee and NUMEREX. Employee further agrees and understands that Employee’s entitlement to receive the consideration set forth in this Agreement is conditioned upon Employee’s execution of this Agreement and compliance with the terms of this Agreement. Employee agrees that, except as set forth in this Agreement, Employee is entitled to receive no further remuneration from NUMEREX. Except as provided herein, Employee will not receive other benefits and Employee’s right to any and all company benefits will terminate on the Separation Date.

Separation Agreement and General Release
Louis Fienberg

4.   Disposition of Employee Benefits. If Employee was enrolled in Numerex’s group medical and/or dental plan as of the Termination of Employment, Employee’s coverage will continue through October 31, 2015. Employee may elect to continue group medical, dental, and/or vision coverage for Employee and, if applicable, Employee’s spouse and dependents through COBRA for up to 18 months following Employee’s Separation Date, provided Employee and other covered dependents remain eligible for such coverage. Employee will be responsible for paying premiums in accordance with applicable COBRA rates. With the exceptions noted in Section 3, the disposition of Employee’s stock options, as applicable, will be governed by the terms and conditions of the “Numerex Corp. 2014 Long Term Incentive (Stock Option) Plan”. If Employee has a 401(k) plan with NUMEREX, its disposition will be governed by the applicable ‘Numerex Corp. Employee Savings and Profit Sharing Plan” document.

5.   Employee’s Release of NUMEREX. As consideration for the bargain set forth in the Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges NUMEREX and each of NUMEREX’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releases”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on NUMEREX’s right to terminate Employee, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act; (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Employee Retirement Income Security Act (“ERISA”); (8) Section 503 of the Rehabilitation Act of 1973; (9) the False Claims Act (including the qui tam provision thereof); (10) the Occupational Safety and Health Act; (11) the Consolidated Omnibus Budget Reconciliation Act of 1986; (12) the Worker Adjustment and Retraining Notification Act; (13) the National Labor Relations Act; (14) intentional or negligent infliction of emotional distress or “outrage”; (15) defamation; (16) interference with employment; (17) interference with contract; (18) negligent retention; (19) negligent supervision; (20) wrongful discharge; (21) invasion of privacy, (22) breach of any contract, express or implied, any other claims that Employee could have brought under the laws of the United States and/or the State of Georgia (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Releases at any time up to and including the Effective Date of this Agreement. No term or provision of this Release is to be interpreted as waiving or releasing any prospective claims based upon acts, omissions, or events occurring after the execution of this Agreement.

6.   Affirmations. Employee affirms that Employee has not filed, caused to be filed nor is Employee a party to any claim, complaint, or action against NUMEREX in any forum or any form. Employee further affirms that Employee has reported all hours worked as of the date of Employee’s signature on this Agreement and has been paid for all those hours worked and received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits due to Employee except as provided in this Agreement. Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not been reported and that Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. Employee expressly affirms that the Consideration provided by NUMEREX to Employee in this Separation Agreement constitutes benefits to which Employee would not otherwise be entitled. Employee affirms that Employee will not disparage or otherwise harm the reputation, good will or commercial interests of Company in his/her written or oral communications to or with anyone.

Separation Agreement and General Release
Louis Fienberg

7.   Confidentiality / NUMEREX Property and Information. Employee affirms the continuing applicability of the separate Intellectual Property, Confidentiality, and Non-competition Agreement Employee signed as a condition of Employee’s employment with NUMEREX. Employee represents and agrees that Employee will keep the terms, amount and fact of this Separation Agreement, and the circumstances giving rise to this transaction, completely confidential, except to Employee’s immediate family, tax advisors, attorneys or as may be required by law. Employee acknowledges that during employment with NUMEREX, Employee acquired certain confidential, proprietary, or otherwise non-public information concerning NUMEREX, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning Company, its employees, agents, or customers. Employee will not use or disclose to any person, corporation or other entity any trade secrets of NUMEREX so long as they remain trade secrets. Further, for a period of at least three (3) years after Employee’s execution of this Separation Agreement, Employee will not use or disclose to any person, corporation or other entity any confidential information relating to the business or financial affairs of NUMEREX, including without limitation, franchise lists, supplier lists, product plans, marketing plans, and development plans. Employee will not use, disclose or exploit NUMEREX information or threaten to use, disclose or exploit NUMEREX information. Employee agrees to inform Employee’s immediate family members, tax advisors, or attorneys of this confidentiality obligation and they shall abide this confidentiality obligation. Employee will promptly deliver to NUMEREX all property in Employee’s possession belonging to NUMEREX, including, but not limited to, credit cards, keys, policy manuals, business contracts, furniture, equipment, computer and/or laptop computer, cellular phone, pager, computer or paper files or copies of same relating to NUMEREX or its various business operations. Employee agrees to cooperate with NUMEREX including answering questions or providing NUMEREX with information known by the Employee and requested by NUMEREX concerning the business and operation of NUMEREX such cooperation to extend through April 30, 2016. If contacted by a prospective employer for reference information concerning Employee, Company will confirm only Employee’s dates of employment and the last position held.

8.   Non-Admission. This Separation Agreement shall not in any way be construed as an admission by NUMEREX of any acts of discrimination or misconduct whatsoever against Employee and NUMEREX specifically disclaims any liability to or discrimination against Employee, on the part of itself, its employees, or its agents.

9.   Entire Agreement. This Separation Agreement represents the entire agreement between Employee and NUMEREX with respect to the subject matter hereof except, however, it is understood and agreed that, if applicable, nothing in this Agreement modifies any Confidentiality or Non-compete agreements and that any such agreement continues in full force and effect. This Separation Agreement cannot be modified except by an express written agreement between the parties. Employee represents that in executing this Separation Agreement, Employee does not rely and has not relied upon any representation or statement made by NUMEREX or any of its agents or attorneys, with regard to the subject matter, basis or effect of this Separation Agreement, except those stated in this Separation Agreement.

10.   Severability. Each provision of this Separation Agreement is severable, and any provisions of this Agreement found to be prohibited or invalid by law shall be ineffective to the extent of any such prohibition or invalidity without invalidating the remaining provisions hereof. If the release of claims in this Separation Agreement is for some reason held to be prohibited, invalid by law or unenforceable, Employee agrees to execute a valid, full, and final release of the claims articulated in the Release in favor of NUMEREX.

Separation Agreement and General Release
Louis Fienberg

11.   Choice of Law. The substantive laws of the State of Georgia and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement, and interpretation of this Agreement. Legal or equitable actions arising out of, or relating to, this Separation Agreement must be exclusively brought in either the Superior Court of Cobb County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division. Employee represents that Employee is subject to (and hereby irrevocably submits to) the non-exclusive jurisdiction of the Superior Court of Cobb County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division, in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Employee irrevocably waives any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.   Age Discrimination in Employment Act. Employee hereby acknowledges and agrees that this Agreement and the termination of Employee’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA) and that the releases set forth herein shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:

(a)	the release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 3 of this Agreement and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Agreement;

(b)	by entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(c)	Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing;

(d)	Employee has been offered at least forty-five (45) days from receipt of this Separation Agreement and General Release within which to consider this Agreement; if Employee chooses, Employee may sign this Agreement before the expiration of the 45-day period;

(e)	In the event that Employee signs and returns this Agreement in less than 45 days, Employee agrees and acknowledges that such decision was entirely voluntary and that Employee had the opportunity to consider this Agreement for the entire 45-day period; and

(f)	For a period of seven (7) days following Employee’s execution of this Agreement, Employee or NUMEREX may revoke this Agreement and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

(g)	Attached to this Separation Agreement as Schedule A is a list of job functions and ages of all individuals at Numerex who are (or have been) offered the opportunity to sign a Separation Agreement and General Release as a result of NUMEREX’s current restructuring efforts. The information in Schedule A is based on the information reasonably available to NUMEREX as of the date of delivery of this Separation Agreement to Employee.

The original of this Separation Agreement signed by Employee should be delivered to attention of Valerie Aladesuyi, Human Resources Manager, Numerex Corp., 3330 Cumberland Boulevard, Suite 700, Atlanta, GA 30339. Any revocation should be in writing and delivered to the attention of Valerie Aladesuyi, Human Resources Manager, Numerex Corp., at the above address within the time allotted.

Separation Agreement and General Release
Louis Fienberg

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND CAUSES OF ACTION.

EMPLOYEE AGREES THAT ANY MODIFICATIONS MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

NUMEREX CORP	EMPLOYEE

Name:	John Markson	Name:	Louis Fienberg

Title:	V.P. Human Resources

Signature:	/s/ John Markson	Signature:	/s/ Louis Fienberg

Date:	11/5/2015	Date:	11/5/2015